Exhibit 99.1

News Release

Hi-Crush Partners LP Announces First Distribution

(Thomson Reuters ONE via COMTEX) —Houston, Texas, October 19, 2012—Hi-Crush Partners LP (NYSE: HCLP), or Hi-Crush, announced today that the Board of Directors of its general partner has declared a prorated cash distribution for the third quarter of 2012 of $0.2375 per unit. This distribution is the first declared by the partnership and corresponds to the minimum quarterly distribution of $0.475 per unit, or $1.90 on an annualized basis, prorated for the partial quarter following the closing of the partnership’s initial public offering on August 21, 2012. The distribution will be paid on November 15, 2012 to all unitholders of record on November 1, 2012.

About Hi-Crush

Hi-Crush is a domestic producer of monocrystalline sand, a specialized mineral that is used as a “proppant” (frac sand) to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wyeville, Wisconsin, consist of “Northern White” sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. For more information, visit www.hicrushpartners.com.

Investor contact:

Laura C. Fulton, Chief Financial Officer

ir@hicrushpartners.com

(713) 960-4811

Source: Hi-Crush Partners LP